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                                                                   Exhibit 10.32

                 COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS

     On December 8, 2005, the Compensation Committee (the "Committee") of the Board of Directors of OSI Pharmaceuticals, Inc. ("OSI" or the "Company") approved the 2006 annual base salaries and 2005 cash bonuses for OSI's executive officers including the Company's named executive officers (as that term is defined in Item 402 of Regulation S-K) as set forth in OSI's proxy statement dated February 2, 2005. The following table sets forth the annual base salary levels of such officers for 2006 as compared to 2005 as well as the 2005 cash bonuses for each such officer:

                                                          2006 BASE
NAME AND POSITION                                           SALARY    2005 BONUS
-----------------                                         ---------   ----------
Colin Goddard, Ph.D.                                       $600,000          --
Chief Executive Officer (1)

Michael G. Atieh                                           $410,000    $250,000
Executive Vice President, Chief Financial Officer
   and Treasurer (2)

Gabriel Leung                                              $400,000    $160,000
Executive Vice President and President, (OSI) Oncology

David Guyer, M.D.                                          $525,000         n/a
Executive Vice President and CEO, (OSI) Eyetech (3)

Anker Lundemose, M.D., Ph.D., D.Sc.                        L195,000    L 75,000
Executive Vice President and President, (OSI) Prosidion

Robert Simon                                               $347,998    $100,000
Executive Vice President, Pharmaceutical Development
   and Technical Operations

Barbara A. Wood                                            $320,000    $100,000
Vice President, General Counsel and Secretary

Neil Gibson, Ph.D.                                         $292,000    $ 90,000
Chief Scientific Officer (4)

(1) Given the performance of the Company's stock in 2005, the Committee concurred with Dr. Goddard's recommendation that he not receive a 2006 bonus or merit increase to his base salary.

(2) Mr. Atieh commenced employment as Executive Vice President, Chief Financial Officer and Treasurer on May 31, 2005. Mr. Atieh's bonus for 2005 was guaranteed as part of his employment contract signed in June, 2005.

(3) Dr. Guyer became an employee of the Company on November 14, 2005 upon the consummation of the acquisition of Eyetech Pharmaceuticals, Inc. As per contract, the determination of 2005 bonuses for former Eyetech employees will be made by the Committee in February 2006.

(4)  Dr. Gibson assumed the role of Chief Scientific Officer on September 20,
     2005.

Bonuses

     The 2005 bonus awards were computed in accordance with the Committee's policy of awarding annual bonuses for executive officers, as previously disclosed, and are consistent with past practice. For purposes of compensation decisions for 2005, the Committee measured the Company's performance and that of each executive officer in fiscal year 2005 against goals established by the executive officers and ratified by the Committee under the Company's Annual Business Plan prior to the start of the fiscal year. The Company's bonus plan awards executives for performance as individuals against personal goals and for achievement of company goals.

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Bonus awards for executives are discretionary but generally follow guidelines that recognize both corporate and personal goal attainment. In general, where an individual or corporate bonus is awarded the award ranges between 80 and 150% of the individual's target. For 2005, the Company performance component was set at 80%.

     The bonus targets for the executive officers are either set in accordance with their employment agreements or are based upon their respective grade levels. The current bonus targets (which represents a percentage of base salary) for the executive officers are:

NAME                                  TARGET
----                                  ------
Colin Goddard, Ph.D.                     *
Michael G. Atieh                        50%
Gabriel Leung                           50%
David Guyer, M.D.                       50%
Anker Lundemose, M.D., Ph.D., D.Sc.     50%
Robert Simon                            40%
Barbara Wood                            40%
Neil Gibson                             40%

*    No specified target; determined by the Committee in its discretion.

Stock Option Grants

     Executive officers are eligible for awards of stock options or shares of stock pursuant to the Company's Amended and Restated Stock Incentive Plan. Such awards are made at the discretion of the Committee.

     Annual stock option grants for executive officers are a key element of the executive officer's total compensation. As for all Company employees, the stock option grants made annually to the executive officers are made in accordance with the Company's formula-based policy for granting options. According to the formula, each grade level is assigned a grant multiple. The number of options granted to an executive officer is determined by multiplying the executive officer's salary by the grant multiple and then dividing the product by a stock price which is determined by the CEO and ratified by the Committee and is typically a 3-6 month trailing average.

     Perquisites

     The only perquisite granted to executive officers which is not available to other employees relates to the use of automobiles and is in the form of either the payment of a car lease or, in lieu thereof, a monthly cash payment. Currently, Mr. Atieh is the only executive officer who does not receive the perquisites.


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